Exhibit 99.1
AutoNation Finance Completes Inaugural $700 Million Asset-Backed Securitization
FORT LAUDERDALE, Fla., (May 21, 2025) – AutoNation, Inc. (NYSE: AN) today announced that, through its captive finance company, it completed its inaugural asset-backed securitization, generating $700 million in funding for its automobile loan portfolio at a weighted-average fixed interest rate of 4.90%.
“I am very pleased with our first ABS transaction,” said Mike Manley, Chief Executive Officer of AutoNation. “Strong demand enabled us to deliver a great result – the final interest rate was competitive, lower than the cost of the debt it will replace, we achieved an initial 98% advance rate, and we were able to increase the size of the offering by $200 million, freeing up additional capital to support our capital allocation priorities. Congratulations to the AutoNation Finance team for an excellent outcome.”
About AutoNation, Inc.
AutoNation, one of the largest automotive retailers in the United States, offers innovative products and exceptional services as part of a portfolio of comprehensive solutions for our customers and their automotive needs. With a nationwide network of dealerships strengthened by a recognized brand, we offer a wide variety of new and used vehicles, customer financing, parts, and expert maintenance and repair services. Through DRV PNK, we have raised over $40 million for cancer-related causes, demonstrating our commitment to making a positive difference in the lives of our Associates, Customers, and the communities we serve. Please visit www.autonation.com, investors.autonation.com, and www.x.com/autonation, where AutoNation discloses additional information about the Company, its business, and its results of operations.
Contacts:
Derek Fiebig, Vice President of Investor Relations
(954) 769-2227
fiebigd@autonation.com
Lisa Ryans, Vice President of Corporate Communications
(954) 769-4120
publicrelations@autonation.com